                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-A/A
                                 Amendment No. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
              PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (THE "EXCHANGE ACT" )

                     eSpeed, Inc.
(Exact Name of Registrant as Specified in Its Charter)

                       Delaware                                       13-4063515
       (State of Incorporation or Organization)          (I.R.S. Employer Identification No.)

   One World Trade Center, 103rd Floor, New York, NY                    10048
       (Address of Principal Executive Offices)                       (Zip Code)

If this form relates to the registration of              If this form relates to the registration
a class of securities pursuant to Section                of a class of securities pursuant to
12(b) of the Exchange Act and is effective               Section 12(g) of the Exchange Act and is
pursuant to General Instruction A.(c),                   effective pursuant to General
please check the following box. |_|                      Instruction A.(d), please check the
                                                         following box. |X|

Securities Act registration statement file number to which this form relates: 000-28191
                                 (If applicable)

Securities to be registered pursuant to Section 12(b) of the Exchange Act:

            Title of Each Class                               Name of Each Exchange on Which
            to be so Registered                               Each Class is to be Registered
            -------------------                               ------------------------------

---------------------------------------------            ------------------------------------------

---------------------------------------------            ------------------------------------------


Securities to be registered pursuant to Section 12(g) of the Exchange Act:

                           ---------------------------

                 Class A Common Stock, $.01 par value per share
                                (Title of Class)

Item 1. Description of Registrant"s Securities to be Registered

        The description of the Class A Common Stock, $.01 par value per share (the "Class A Common Stock"), of eSpeed, Inc., a Delaware corporation (the "Company"), contained in the Registration Statement on Form 8-A (File No. 000-28191) of the Company filed with the Securities and Exchange Commission on November 17, 1999 is hereby amended to add the following description and exhibits.

        On September 22, 2000, the Company issued 5,500,000 shares of Series A Redeemable Convertible Preferred Stock, $.01 par value per share (the "Series A Preferred Stock"). The Series A Preferred Stock is convertible, under certain circumstances, into warrants (the "Series A Warrants") to purchase shares of the Class A Common Stock. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or a sale, conveyance or disposition of all or substantially all of the assets of the Company (each such event, a "Liquidation Event"), the holders of the Series A Preferred Stock shall be entitled to, before any distribution or payment is made to the holders of the Class A Common Stock, to be paid $1.00 per share of the Series A Preferred Stock held (as adjusted for any combinations, divisions or similar recapitalizations affecting the shares of the Series A Preferred Stock, but not the Class A Common Stock) (the "Series A Liquidation Payment"). After the Series A Liquidation Payment is made, the remaining assets of the Company may be distributed ratably per share, including shares of the Class A Common Stock actually issued upon exercise of the Series A Warrants, in order of preference to the holders of all equity securities of the Company to which the Series A Preferred Stock ranks prior, whether with respect to liquidation, dissolution, winding up or otherwise, including the Class A Common Stock, in accordance with their terms.

        On September 22, 2000, the Company also issued 2,500,000 shares of Series B Redeemable Convertible Preferred Stock, $.01 par value per share (the "Series B Preferred Stock"). The Series B Preferred Stock is convertible, under certain circumstances, into warrants (the "Series B Warrants") to purchase shares of the Class A Common Stock. Upon a Liquidation Event, the holders of the Series B Preferred Stock shall be entitled to, before any distribution or payment is made to the holders of the Class A Common Stock, to be paid $1.00 per share of the Series B Preferred Stock held (as adjusted for any combinations, divisions or similar recapitalizations affecting the shares of the Series B Preferred Stock, but not the Class A Common Stock) (the "Series B Liquidation Payment"). After the Series B Liquidation Payment is made, the remaining assets of the Company may be distributed ratably per share, including shares of the Class A Common Stock actually issued upon exercise of the Series B Warrants, in order of preference to the holders of all equity securities of the Company to which the Series B Preferred Stock ranks prior, whether with respect to liquidation, dissolution, winding up or otherwise, including the Class A Common Stock, in accordance with their terms.

Item 2. Exhibits

        The following exhibits are filed as part of this registration statement:

Exhibit No.                                 Exhibit Description
-----------                                 -------------------
3.3 Certificate of Designations, Preferences and Rights of Series A Redeemable Convertible Preferred Stock of the Company (Incorporated by reference to Exhibit 3.3 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30,
              2000).
3.4 Certificate of Designations, Preferences and Rights of Series B Redeemable Convertible Preferred Stock of eSpeed, Inc. (Incorporated by reference to Exhibit 3.3 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30,
              2000).

                                    SIGNATURE

           Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                               eSPEED, INC.



Date:  March 7, 2001           By:     /s/ Howard W. Lutnick
                                   -------------------------------------
                                   Name:   Howard W. Lutnick
                                   Title:  Chairman and Chief Executive Officer

                                  EXHIBIT INDEX

Exhibit No.                                 Exhibit Description
-----------                                 -------------------
3.3 Certificate of Designations, Preferences and Rights of Series A Redeemable Convertible Preferred Stock of the Company (Incorporated by reference to Exhibit 3.3 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30,
              2000).
3.4 Certificate of Designations, Preferences and Rights of Series B Redeemable Convertible Preferred Stock of eSpeed, Inc. (Incorporated by reference to Exhibit 3.3 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30,
              2000).